Exhibit 99.1

Hancock Fabrics, Inc.                                                                                                                                                     FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, Mississippi 38824                                                                                                                                                   January 27, 2009

HANCOCK FABRICS ANNOUNCES
BUSINESS UPDATE

BALDWYN, MS, January 27, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced a series of actions taken to accelerate the Company’s improved performance in spite of the deteriorating economic conditions retailers currently face.

Jane Aggers, President and Chief Executive Officer noted, “Although we are encouraged by our 1.5% increase in same store sales over the holiday period, we have to ensure our expense structure allows us to be successful despite the broad economic issues the retail industry is facing.  As a result, we feel it is prudent to take these steps to ensure we continue our progress of returning Hancock to profitability.  The cost and capital spending reductions have been structured to have minimal impact on our customers.  Each of these actions will have an immediate impact on 2009 and should better position us for the future.”

The significant components of the cost reductions consist of a reduction-in-force and changes in employee benefit plans.  Specifically, these actions include:

•	Reduction of approximately 30 corporate and store support positions, equating to approximately 9% of the corporate (non-store personnel) workforce.

•	Elimination of Company obligations under certain employee benefit programs.

All affected employees have been notified and most position eliminations will be effective by January 30, 2009.  Eligible employees have been offered appropriate severance packages.  Changes in the benefit plans referred to above have or will occur after the required notice period to participants.

As a result of the reduction-in-force, the Company expects to incur charges of approximately $0.3 million in the fourth quarter of fiscal 2008 for employee termination benefits.  The 2009 total cost reduction is expected to save approximately $3.2 million.

In addition to cost reductions, the Company has lowered its planned capital expenditures for fiscal 2009 by approximately $4 million or 45% from the anticipated 2008 levels.  The 2009 capital expenditures will relate primarily to the relocation of certain stores and system improvements to enhance inventory management.

Aggers concluded with, “We are fortunate to have flexibility under our existing debt facilities with no maturities until 2013.  In addition, our primary facility has no financial covenants other than minimum availability.  Our current availability under that facility is $34 million, which is $18 million more than when we closed the facility in August and we anticipate availability increasing throughout 2009.”

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Hancock Fabrics, Inc. is committed to being the authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings.  Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Investor Relations Contact
Robert W. Driskell
Chief Financial Officer and
Senior Vice President
662.365.6112

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